document3
                                                Exhibit 99.2

                                  TEXTRON INC.
              INDEX TO APRIL 4, 1998 RESTATED FINANCIAL STATEMENTS
                             AND RELATED INFORMATION


                                                                     Page (s)

Item 1. Financial Statements

 Condensed Consolidated Statement of Income                             2

 Condensed Consolidated Balance Sheet                                   3

 Condensed Consolidated Statement of Cash Flows                         4

 Notes to Condensed Consolidated Financial Statements                  5-11

 Item 2. Management's Discussion and Analysis of Financial
  Condition and Results of Operations

  Revenues and Income by Segment                                        12

  Liquidity and Capital Resources                                       13

  Results of Operations                                               13-15

Item 3. Quantitative and Qualitative Disclosures about Market           15
Risk

Other

 Computation of ratio of income to combined fixed charges and           16
  preferred securities dividends of the Parent Group



 Computation of ratio of income to combined fixed charges and           17
  preferred securities dividends of Textron Inc. including all majority-owned subsidiaries



Item 1.   FINANCIAL STATEMENTS

                                  TEXTRON INC.
             Condensed Consolidated Statement of Income (unaudited)
                 (Dollars in millions except per share amounts)
                                                                  Three months ended
                                                             April 4,                March 29,
                                                             1998                     1997
Revenues
Manufacturing sales                                     $     2,167             $       2,021
Finance revenues                                                 85                        82
   Total revenues                                             2,252                     2,103
Costs and expenses
Cost of sales                                                 1,765                     1,656
Selling and administrative                                      238                       221
Interest                                                         74                        76
Provision   for  losses  on  collection  of   finance             5                         6
receivables
   Total costs and expenses                                   2,082                     1,959
Income from continuing operations before income taxes
  and distributions on preferred securities of
  subsidiary trust                                              170                       144
Income taxes                                                   (65)                      (58)
Distributions  on preferred securities of  subsidiary
trust, net of income taxes                                      (6)                       (6)
Income  from  continuing operations,
  net  of  income taxes                                         99                        80
Income  from  discontinued operation, net  of  income            43                        45
  taxes
Net income                                              $       142             $         125
Earnings per common share:
  Basic:
    Income from continuing operations                   $         .60            $          .48
    Income from discontinued operation                            .27                       .27
Net income                                              $         .87            $          .75
  Diluted:
    Income from continuing operations                   $         .59            $          .47
    Income from discontinued operation                            .26                       .26
Net income                                              $         .85            $          .73
Average shares outstanding:
  Basic                                                   162,809,000                165,897,000
  Diluted                                                 167,155,000                170,388,000

Dividends per share:
  $2.08 Preferred stock, Series A                          $       .52             $       .52
  $1.40 Preferred stock, Series B                          $       .35             $       .35
  Common stock                                             $       .285            $       .25

See notes to condensed consolidated financial statements.
Item 1.   FINANCIAL STATEMENTS (Continued)

                                  TEXTRON INC.
                Condensed Consolidated Balance Sheet (unaudited)
                              (Dollars in millions)
                                                             April 4,           January 3,
                                                             1998                1998
Assets
Parent Group:
Cash                                                    $          7       $          30
Commercial and U.S. government receivables                     1,050                 920
Inventories                                                    1,568               1,349
Investment in discontinued operation                           1,174               1,214
Other current assets                                             329                 185
  Total Parent Group current assets                            4,128               3,698
Property, plant, and equipment, less accumulated
  depreciation of $1,699 and $1,676                            1,825               1,761
Goodwill, less accumulated amortization of $342 and
  $329                                                         1,733               1,567
Other                                                          1,188               1,126
 Total Parent Group assets                                     8,874               8,152
Finance Group:
Cash                                                              13                  13
Finance receivables - net                                      3,110               2,993
Other assets                                                     194                 172
 Total Finance Group assets                                    3,317               3,178
 Total Company assets                                   $     12,191       $      11,330
Liabilities and shareholders' equity
Liabilities
Parent Group:
Current portion of long-term debt and short-term debt   $        866       $         476
Accounts payable                                                 827                 812
Accrued liabilities                                              847                 853
 Total Parent Group current liabilities                        2,540               2,141
Accrued postretirement benefits other than pensions              763                 766
Other liabilities                                              1,317               1,195
Long-term debt                                                   841                 745
  Total Parent Group liabilities                               5,461               4,847
Finance Group:
Other liabilities                                                153                  88
Deferred income taxes                                            319                 319
Debt                                                           2,413               2,365
  Total Finance Group liabilities                              2,885               2,772
  Total Company liabilities                                    8,346               7,619
Textron - obligated mandatorily redeemable
  preferred securities of subsidiary trust holding
  solely Textron junior subordinated debt securities             483                 483
Shareholders' equity
Capital stock:
  Preferred stock                                                  13                  13
  Common stock                                                     24                  24
Capital surplus                                                   865                 830
Retained earnings                                               3,457               3,362
Accumulated other comprehensive income                           (58)                (62)
                                                                4,301               4,167
  Less cost of treasury shares                                    939                 939
  Total shareholders' equity                                    3,362               3,228
  Total liabilities and shareholders' equity            $      12,191      $       11,330

Common shares outstanding                                 163,361,000         162,343,000

See notes to condensed consolidated financial statements.
Item 1.   FINANCIAL STATEMENTS (Continued)

                                  TEXTRON INC.
           Condensed Consolidated Statement of Cash Flows (Unaudited)
                                  (In millions)
                                                                Three Months Ended
                                                           April 4,           March 29,
                                                             1998                1997
Cash flows from operating activities:
Income from continuing operations                        $        99         $         80
Adjustments  to  reconcile  income  from   continuing
operations to net cash provided by operating activities:
   Depreciation                                                   65                   57
   Amortization                                                   17                   16
   Provision for losses on receivables                             7                    8
   Dividends from discontinued operation                          90                   25
    Changes in assets and liabilities excluding those
      related to acquisitions and divestitures:
        Increase in commercial and U.S. government
          receivables                                           (90)                  (8)
        Increase in inventories                                (156)                (138)
        Decrease (increase) in other assets                    (123)                    9
        Increase (decrease) in accounts payable                 (13)                   17
        Increase in accrued liabilities                          114                    2
  Other - net                                                     29                  (7)
  Net cash provided by operating activities                       39                   61
Cash flows from investing activities:
Finance receivables:
  Originated or purchased                                      (801)                (528)
  Repaid or sold                                                 749                  516
Cash used in acquisitions                                      (227)                (324)
Cash received from dispositions                                    -                  549
Capital expenditures                                            (82)                 (82)
Other investing activities - net                                 (5)                   13
    Net cash provided (used) by investing activities           (366)                  144
Cash flows from financing activities:
Increase (decrease) in short-term debt                           350                 (59)
Proceeds from issuance of long-term debt                       (329)                    2
Principal payments on long-term debt                             300                 (45)
Proceeds from exercise of stock options                           30                   16
Purchases of Textron common stock                                  -                  (6)
Dividends paid                                                  (47)                 (42)
    Net cash provided (used) by financing activities             304                (134)
Net increase (decrease) in cash                                 (23)                   71
Cash at beginning of period                                       43                   31
Cash at end of period                                    $        20         $        102

See notes to condensed consolidated financial statements.


                                  TEXTRON INC.
        Notes to Condensed Consolidated Financial Statements (unaudited)




Note 1:   Basis of presentation

          The financial statements should be read in conjunction with the financial statements included in Textron's Annual Report on Form 10-K and the restated financial statements on Form 8-K dated October 6, 1998 for the year ended January 3, 1998. The financial statements reflect all adjustments (consisting only of normal recurring adjustments) which are, in the opinion of management, necessary for a fair presentation of Textron's consolidated financial position at April 4, 1998, and its consolidated results of operations and cash flows for each of the respective three month periods ended April 4, 1998 and March 29, 1997. Business segment data has been reclassified to reflect the transfer of Lycoming from the Aircraft segment to the Industrial segment.

Note 2:   Subsequent events

          On August 11, 1998, Textron announced that it had reached an agreement to sell Avco Financial Services (AFS) to Associates First Capital Corporation for $3.9 billion in cash. This transaction is subject to regulatory approvals and it is expected to close at the end of 1998 or early 1999. Textron has restated its financial statements as presented herein to treat AFS as a discontinued operation. Also, on August 11, 1998 Textron announced that its Board of Directors had authorized a new 25 million share repurchase program that supersedes the 8 million shares that remained under its previous authorization.

          Summarized operating results of AFS are represented below:

                                                Three months ended
                                              April 4,      March 29,
                                                1998           1997
                                                   (In millions)
          Revenues                            $    464       $     446
          Cost and expenses                        394             373
          Income before income taxes                70              73
          Income taxes                            (27)            (28)
          Net income                          $     43       $      45

          Presented below is a summary of AFS' financial position at April 4 and January 3, 1998:

                                               April 4,     January 3,
                                                 1998          1998
                                                    (In millions)
          Assets:
           Investments                         $    909     $      844
           Finance receivables - net              7,192          7,234
           Other                                    638            654
           Total assets                        $  8,739     $    8,732
          Liabilities:
           Accounts payable                    $    115     $      123
           Accrued liabilities, including
             income taxes                           462            485
           Debt                                   6,988          6,910
           Total equity                           1,174          1,214
           Total liabilities and equity        $  8,739     $    8,732

Note 3:   Earnings per Share

          In 1997, Textron adopted FAS 128 "Earnings Per Share." FAS 128 requires companies to present basic and diluted earnings per share amounts. The dilutive effect of convertible preferred stock and stock options was 4,436,000 and 4,491,000 shares for the three month periods ending April 4, 1998 and March 29, 1997, respectively. Income available to common shareholders used to calculate both basic and diluted earnings per share approximated net income for both periods.

Note 4:   Inventories

                                               April 4,        January 3,
                                                 1998             1998
                                                     (In millions)
          Finished goods                       $   458           $   454
          Work in process                          865               675
          Raw materials                            420               366
                                                   1,743           1,495
          Less progress payments and
          customer                                 175               146
          deposits
                                               $   1,568         $ 1,349


Note 5:   Textron-obligated  mandatorily  redeemable  preferred  securities   of
          subsidiary trust holding solely Textron junior subordinated debt securities

          In 1996, a trust sponsored and wholly-owned by Textron issued preferred securities to the public (for $500 million) and shares of its common securities to Textron (for $15.5 million), the proceeds of which were invested by the trust in $515.5 million aggregate principal amount of Textron's newly issued 7.92% Junior Subordinated Deferrable Interest Debentures, due 2045. The debentures are the sole asset of the trust. The amounts due to the trust under the debentures and the related income statement amounts have been eliminated in Textron's consolidated financial statements.

          The preferred securities accrue and pay cash distributions quarterly at a rate of 7.92% per annum. Textron has guaranteed, on a subordinated basis, distributions and other payments due on the preferred securities. The guarantee, when taken together with Textron's obligations under the debentures and in the indenture pursuant to which the debentures were issued and Textron's obligations under the Amended and Restated Declaration of Trust governing the trust, provides a full and unconditional guarantee of amounts due on the preferred securities.

          The preferred securities are mandatorily redeemable upon the maturity of the debentures on March 31, 2045, or earlier to the extent of any redemption by Textron of any debentures. The redemption price in either such case will be $25 per share plus accrued and unpaid distributions to the date fixed for redemption.

Note 6:   Contingencies

          Textron is subject to a number of lawsuits, investigations and claims arising out of the conduct of its business, including those relating to commercial transactions, government contracts, product liability, and environmental, safety and health matters. Some seek compensatory, treble or punitive damages in substantial amounts; fines, penalties or restitution; or remediation of contamination. Some are or purport to be class actions. Under federal government procurement regulations, some could result in suspension or debarment of Textron or its subsidiaries from U.S. government contracting for a period of time. On the basis of information presently available, Textron believes that any liability for these suits and proceedings would not have a material effect on Textron's net income or financial condition.

Note 7:   Comprehensive Income

          In 1998, Textron adopted FAS 130, "Reporting Comprehensive Income." FAS 130 establishes new rules for the reporting and display of comprehensive income and its components; however, the adoption of this Statement had no impact on Textron's net income or shareholders' equity. FAS 130 requires unrealized gains or losses on the Company's available-for-sale securities and foreign currency translation adjustments, which prior to adoption were reported separately in shareholders' equity, to be included in other comprehensive income. Prior year financial statements have been reclassified to conform to the requirements of FAS 130.

          During the first quarter of 1998 and 1997, total comprehensive income amounted to $146 million and $90 million, respectively.

Note 8:   Financial information by borrowing group

          Textron consists of two borrowing groups - the Textron Parent Company Borrowing Group (Parent Group) and Textron's commercial finance subsidiary (Finance Group). The Parent Group consists of all entities of Textron (primarily manufacturing) other than its wholly-owned commercial finance subsidiary. The Finance Group consists of Textron Financial Corporation (TFC). Summarized financial information for the Parent Group (Statement of Income and Statement of Cash Flows) includes the Finance Group on a one-line basis under the equity method of accounting.

Item 1    FINANCIAL STATEMENTS (Continued)
Note 8:   Financial information by borrowing group (continued)

PARENT GROUP
(unaudited) (In millions)
                                                               Three Months Ended
                                                           April 4,          March 29,
Condensed Statement of Income                                1998               1997
Sales                                                   $     2,167         $    2,021
Costs and expenses
Cost of sales                                                 1,765              1,656
Selling and administrative                                      221                206
Interest                                                         36                 39
  Total costs and expenses                                    2,022              1,901
                                                                145                120
Pretax income of Finance Group                                   25                 24
Income from continuing operations before income taxes
  and distribution on preferred securities of subsidiary
  trust                                                        170                144
Income taxes                                                   (65)               (58)
Distributions  on preferred securities of  subsidiary
  trust, net of income taxes                                    (6)                (6)
Income  from  continuing operations,  net  of  income
  taxes                                                          99                 80
Income  from  discontinued operation, net  of  income
  taxes                                                          43                 45
Net income                                              $       142         $      125

Item 1.   FINANCIAL STATEMENTS (Continued)
Note 8:   Financial information by borrowing group (continued)

PARENT GROUP (continued)
(Unaudited) (In millions)
                                                                Three Months Ended
                                                           April 4,           March 29,
                                                             1998                1997
Condensed Statement of Cash Flows
Cash flows from operating activities:
Income from continuing operations                        $        99         $        80
Adjustments to reconcile income from continuing
operations to net cash provided (used) by operating
activities:
    Earnings of Finance Group (greater than)
     less than distributions to Parent Group                     (3)                   9
    Dividends received from discontinued operation                90                  25
    Depreciation                                                  64                  55
    Amortization                                                  16                  15
    Changes in assets and liabilities excluding those
     related to acquisitions and divestitures:
       Increase in receivables                                  (90)                 (8)
       Increase in inventories                                 (156)               (138)
       Increase in other assets                                (149)                (25)
       Increase  in  accounts  payable  and  accrued
         liabilities                                              71                  16
    Other - net                                                   31                 (8)
        Net   cash   provided  (used)  by   operating
          activities                                            (27)                  21
Cash flows from investing activities:
Capital expenditures                                            (82)                (81)
Cash used in acquisitions                                      (210)               (324)
Cash received from dispositions                                    -                 549
Other investing activities - net                                   7                  14
        Net   cash   provided  (used)  by   investing
          activities                                           (285)                 158
Cash flows from financing activities:
Increase in short-term debt                                      374                (80)
Proceeds from issuance of long-term debt                           -                   2
Principal payments on long-term debt                            (45)                 (5)
Proceeds from exercise of stock options                           30                  16
Purchases of Textron common stock                                  -                 (6)
Dividends paid                                                  (47)                (42)
Contributions paid to Finance Group                             (23)                   -
        Net   cash   provided  (used)  by   financing
           activities                                            289                (115)
Net increase (decrease) in cash                                 (23)                  64
Cash at beginning of period                                       30                  24
Cash at end of period                                    $         7         $        88

Item 1    FINANCIAL STATEMENTS (Continued)
Note 8:   Financial information by borrowing group (continued)

FINANCE GROUP
(unaudited) (In millions)
                                                               Three Months Ended
                                                          March 31,          March 31,
Condensed Statement of Income                                1998               1997
Revenues                                                $         85       $         82
Costs and expenses
Selling and administrative                                        18                 15
Interest                                                          37                 37
Provision for losses on collection of finance
  receivables                                                      5                  6
    Total costs and expenses                                      60                 58
Income before income taxes                                        25                 24
Income taxes                                                    (10)               (10)
Net income                                              $         15       $         14
<\TABLE\



Item 2.    MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
      RESULTS OF OPERATIONS

                                  TEXTRON INC.
                     Revenues and Income by Business Segment
                                  (In millions)
                                                                 Three Months Ended
                                                           April 4,             March 29,
                                                             1998                  1997
REVENUES
MANUFACTURING:
  Aircraft                                               $       656          $       679
  Automotive                                                     618                  557
  Industrial                                                     893                  785
                                                               2,167                2,021
FINANCE                                                           85                   82
Total revenues                                           $     2,252          $     2,103
INCOME
MANUFACTURING:
  Aircraft                                               $        61          $        60
  Automotive                                                      56                   50
  Industrial                                                      95                   82
                                                                 212                  192
FINANCE                                                           25                   24
Segment operating income                                         237                  216
Corporate expenses and other - net                              (31)                 (33)
Interest expense - net                                          (36)                 (39)
Income  from continuing operations before income
  taxes and distributions on preferred securities
  of subsidiary trust                                    $       170          $       144


Liquidity and Capital Resources

The Statements of Cash Flows for Textron Inc. and the Parent Group detailing the changes in cash balances are on pages 4 and 10, respectively. The Parent Group's operating cash flow includes dividends received from the Finance Group of $12 million and $23 million during the first three months of 1998 and 1997, respectively.

The Parent Group's debt to total capital ratio was 31% at April 4, 1998, up from 25% at year end. The Parent Group has credit facilities outstanding at April 4, 1998 aggregating $2.0 billion, $1.1 billion of which was not used or reserved as support for outstanding commercial paper or bank borrowings. At March 31, 1998, the Finance Group had credit facilities outstanding of approximately $1.1 billion, $125 million of which was available at quarter end. The Parent Group had $311 million available at quarter end under its shelf registration statement with the Securities and Exchange Commission. In the first quarter of 1998, the Finance Group increased its medium-term note facility by $750 million and issued $300 million medium-term notes under this facility. The Finance Group had $542 million available under the facility at March 31, 1998.

In the first quarter, Textron acquired the capital stock of Ransomes PLC, a UK-based manufacturer of commercial turf-care machinery, and Sukosim, a German fastener manufacturer. The cost of these acquisitions was approximately $290 million, which includes notes issued for approximately $80 million, plus the assumption of debt.

In the first three months of 1998, the Parent Group terminated $275 million of fixed-pay interest rate exchange agreements.

On August 11, 1998, Textron announced that its Board of Directors had authorized a new 25 million share repurchase program that supersedes the 8 million shares that remained under its previous authorization.

Management believes that the Parent Group will continue to have adequate access to credit markets and that its credit facilities, cash flows from operations -- including dividends received from Textron's Finance Group -- and expected proceeds from the sale of AFS, will continue to be more than sufficient to meet its operating needs and to finance growth.

Results of Operations - Three months ended April 4, 1998 vs Three months ended March 29, 1997

Diluted earnings per share from continuing operations in the first quarter of 1998 were $0.59 per share, up 26% from the 1997 amount of $0.47. Income from continuing operations in 1998 of $99 million was up 24% from $80 million for 1997.

Diluted earnings per share - net income in the first quarter 1998 were $0.85 per share, up 16% from the 1997 amount of $0.73. Net income in 1998 of $142 million was up 14% from $125 million for 1997. Revenues increased 7% to $2.3 billion in 1998 from $2.1 billion in 1997.

On August 11, 1998, Textron announced that it had reached an agreement to sell Avco Financial Services (AFS) to Associates First Capital Corporation for $3.9 billion in cash. This transaction is subject to regulatory approvals and it is expected to close at the end of 1998 or early 1999. Textron has restated its financial statements as presented herein to treat AFS as a discontinued operation. See Note 2 to the condensed consolidated financial statements for additional information.

The Aircraft segment's revenues decreased $23 million (3%), while income increased $1 million (2%), due to higher results at Cessna Aircraft. Cessna's revenues and income increased as a result of higher sales of business jets and single engine aircraft. Bell Helicopter's revenues and income decreased due to lower commercial helicopter sales ($89 million), reflecting the completion in 1997 of the three-year contract for model 412 helicopters with the Canadian Forces, partially offset by higher revenues on the six-year contract to upgrade Huey and Cobra helicopters for the U.S. Marines ($14 million). The impact of a favorable profit adjustment on the V-22 EMD contract in 1997 was offset by a lower level of product development expense in 1998.

The Automotive segment's revenues increased $61 million (11%), while income increased $6 million (12%). These revenue and income increases were due to higher volume at Kautex associated with capacity expansion in North America, and higher sales and improved performance in the Trim operations, reflecting increased production of models with Textron content, primarily at Chrysler.

The Industrial segment's revenues and income increased $108 million (14%) and $13 million (16%), respectively, reflecting the contribution from acquisitions, principally Ransomes PLC., and internal growth combined with ongoing margin improvement. Internal growth was driven by continued strength in the fastening systems, aerospace components and contractor tools businesses. These benefits were partially offset by the fourth quarter 1997 divestiture of Speidel.

The Finance segment's (TFC) revenues increased $3 million, due to an increase in other income, and higher yields on receivables (10.10% in the first quarter 1998 vs 9.84% in the first quarter 1997), partially offset by a lower level of average receivables ($3.059 billion in the first quarter 1998 vs $3.139 billion in the first quarter 1997), due primarily to the securitization of $401 million of Textron-related receivables in the third quarter of 1997. The increase in other income is due primarily to servicing fees related to securitized receivables, an increase in fee-based services and higher prepayment income, partially offset by lower arrangement fee income. Its income increased $1 million, due to the higher revenues and a lower provision for losses, partially offset by growth in businesses with higher operating expense ratios.

Discontinued Operations - AFS' revenues increased $18 million, while income decreased $3 million. Revenues in its finance and related insurance business increased $11 million, due to an increase in average finance receivables ($7.683 billion in the first quarter 1998 vs $7.179 billion in the first quarter 1997), reflecting the benefit of the acquisition of $534 million of commercial receivables during 1997, and a gain of $4 million on the sale of certain underperforming branches in 1998. The benefit of these revenue increases was partially offset by a decrease in yields on finance receivables (17.18% in the first quarter 1998 vs 18.08% in the first quarter 1997), reflecting both decreases in yields on consumer finance receivables and the impact of an increase in lower-yielding commercial receivables. Income decreased $6 million, due primarily to the lower yields on finance receivables and a slight increase in the average cost of borrowed funds (6.55% in the first quarter 1998 vs 6.49% in the first quarter 1997), partially offset by the benefit of the revenue increases and a decrease in the provision for losses resulting from a decrease in the ratio of net credit losses to average finance receivables (2.86% in the first quarter 1998 vs 3.06% in the first quarter 1997). The decrease in the net credit losses to average finance receivables was attributable to the impact of the increase in commercial receivables, which have a lower loss ratio, partially offset by a slight increase in the loss ratio for the consumer finance business (3.20% in the first quarter 1998 vs 3.17% in the first quarter 1997). Delinquencies and charge-offs remain at higher than historical levels. AFS continued to reconfigure its branch network in the U.S. and sold nine additional underperforming branches in the first quarter.

In AFS' nonrelated insurance business, revenues increased $7 million and income increased $3 million, due primarily to higher premiums earned and an increase in investment income, reflecting a higher level of invested assets and capital gains.

Corporate expenses and other -net decreased $2 million due primarily to 1997 litigation costs related to a divested operation. Interest expense-net for the Parent Group decreased $3 million, due to lower average debt, resulting from the payment of debt with proceeds in 1997 from the divestiture of Paul Revere, partially offset by the incremental debt associated with acquisitions. Income taxes - the current quarter's effective income tax rate of 38.2% was lower than the corresponding prior year rate of 40.3%, due primarily to lower state income taxes and an increase in tax benefits on export sales.



Forward-looking Information: Certain statements in this Report, and other oral and written statements made by Textron from time to time, are forward-looking statements, including those that discuss strategies, goals, outlook or other non-historical matters; or project revenues, income, returns or other financial measures. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those contained in the statements, including the following: (i) continued market demand for the types of products and services produced and sold by Textron, (ii) changes in worldwide economic and political conditions and associated impact on interest and foreign exchange rates, (iii) the level of sales by original equipment manufacturers of vehicles for which Textron supplies parts, and (iv) the successful integration of companies acquired by Textron.

Item 3. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET
        RISK

See the Company's most recent Restated Financial Statements and Related Financial Information filed on Form 8-K Exhibit 99.1 (Management's Discussion and Analysis on pages 3 through 9). There has been no material change in this information.


                                  PARENT GROUP

                        COMPUTATION OF RATIO OF INCOME TO
              COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

                                   (unaudited)

                           (In millions except ratio)


                                                            Three Months
                                                               Ended
                                                           April 4, 1998
Fixed charges:
  Interest expense                                           $       36
  Distributions on preferred securities of subsidiary
    trust, net of income taxes                                        6
  Estimated interest portion of rents                                 5

    Total fixed charges                                      $       47



Income:
    Income from continuing operations before income taxes
      and distributions on preferred securities of
      subsidiary trust                                       $      170
  Eliminate equity in undistributed pretax income of
    Finance Group                                                  (13)
  Fixed charges (1)                                                  41

    Adjusted income                                          $      198



Ratio of income to fixed charges                                   4.21


(1)Adjusted to exclude distributions on preferred securities of subsidiary trust, net of income taxes.





             TEXTRON INC. INCLUDING ALL MAJORITY-OWNED SUBSIDIARIES

                        COMPUTATION OF RATIO OF INCOME TO
              COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

                                   (unaudited)

                           (In millions except ratio)


                                                            Three Months
                                                                Ended
                                                            April 4,1998
Fixed charges:
  Interest expense                                              $    74
  Distributions on preferred securities of subsidiary
    trust, net of income taxes                                        6
  Estimated interest portion of rents                                 5

    Total fixed charges                                         $    85



Income:
  Income from continuing operations before income taxes
    and distributions on preferred securities of
    subsidiary trust                                            $   170
  Fixed charges (1)                                                  79

    Adjusted income                                             $   249



Ratio of income to fixed charges                                   2.93


(1) Adjusted to exclude distributions on preferred securities of subsidiary trust, net of income taxes